Exhibit 10.5

SEVERANCE agreement

This Severance Agreement (this “Agreement”) dated as of February 4, 2016, is entered into by and between Matthew A. Freeman (“Employee”) and T.B.A. Insurance Group, Ltd., a Texas limited partnership (the “Company” or “Employer”), collectively, the “Parties.”

WHEREAS, Employer has agreed to hire Employee, and Employee has agreed to accept employment with Employer, as President of the Company, as described in that certain employment agreement dated February 4, 2016, signed by the Parties (the “Employment Agreement”), such employment to commence on February 8, 2016 (the “Effective Date”);

WHEREAS, the Employer is an indirect subsidiary of State National Companies, Inc. (“State National”), and State National and its direct and indirect subsidiaries are the affiliates of the Employer; and

WHEREAS, the Parties now desire to enter into this Agreement regarding, among other things, an amount payable by Employer to Employee upon termination of Employee’s employment with the Company under certain circumstances.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1.Effective Time and “At-Will” Employment.  This Agreement shall become effective on the Effective Date.  Employee acknowledges that under the Employment Agreement, Employee's employment with the Company is at-will and shall continue indefinitely until terminated by either Employee or Employer at any time, for any reason not prohibited by law or for no reason, with or without cause or notice, subject to Company policy and the terms of the Parties’ agreements.

2.Severance Eligibility and Benefit.  If the Company terminates Employee's employment for any reason other than for Cause (as hereinafter defined), death or Disability (as defined herein), or if Employee resigns for Good Reason (as defined herein), then Employee shall be entitled to severance pay equal to thirty (30) months of Employee's Base Salary (as defined in the Employment Agreement) as of the Termination Date, less applicable taxes (the “Severance Benefit”).  Payment of the Severance Benefit is subject to the terms of this Agreement, including but not limited to, Sections 4 and 16.

3.Definitions.  This Agreement uses initial capitalized terms as defined in the Employment Agreement, unless otherwise stated.  Initial capitalized terms not otherwise defined herein have the following definitions:

(a)“Cause” means the following based on Employee’s acts or omissions, as determined by the Company: (i) conviction of, or entry of a plea of guilty or no contest by, Employee with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) Employee’s willful and continued failure to perform Employee’s duties with the Company or Employee’s material breach of the Employment Agreement, which is not cured by Employee within thirty (30) days advance written notice by the

Company; (iii) Employee’s failure to comply, in any material respect, with applicable laws with respect to the execution of the Company’s business operations; (iv) Employee’s theft, fraud, embezzlement, dishonesty, or similar conduct that, in the reasonable judgment of the Company, has resulted or is reasonably likely to result in damage to the Company or the Company’s reputation, (v) Employee’s habitual intoxication or continued abuse of illegal drugs, or other misconduct, including, without limitation, material and willful violation of Company policy regarding discrimination, harassment, or retaliation.

(b)    “Change of Control” means the first to occur of any of the following events:

(i)any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, except for any of the Company’s employee benefit plans, or any entity holding the Company’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of (Y) the Company’s securities representing 30% or more of the combined voting power of the Company’s then outstanding securities or (Z) 90% or more of the Company’s operating assets,  other than pursuant to a transaction excepted in Section 3(b)(ii) below;

(ii)the consummation of a merger, consolidation, or other reorganization of the Company, unless:

1.under the terms of the agreement providing for such merger, consolidation, or reorganization, the stockholders of the Company immediately before such merger, consolidation, or reorganization, will own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the Company resulting from such merger, consolidation, or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;

2.the individuals who were members of the board of directors of the Company immediately prior to the execution of such agreement constitute at least a majority of the members of the board of directors of the Surviving Company after such merger, consolidation, or reorganization; and

3.no Person (other than (A) the Company or any subsidiary of the Company, (B) any Benefit Plan, (C) the Surviving Company or any subsidiary of the Surviving Company, (D) the Ledbetter Group or any member of the Ledbetter Group; or (E) any Person who, immediately prior to such merger, consolidation, or reorganization had beneficial ownership of 51% or more of the then outstanding voting securities) will have beneficial ownership of 51% or more of the combined voting power of the Surviving Company’s then outstanding voting securities; or

(iii)during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Notwithstanding Section 3(b)(i) above, a Change of Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 51% or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 51% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 51% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company (other than as a result of a stock split, stock dividend or similar transaction), then a Change of Control of the Company shall be deemed to have occurred with respect to such Person under Section 3(b)(i).  In no event shall a Change of Control of the Company be deemed to occur by virtue of:  (i) the acquisition of the Company’s securities by one or more Benefit Plans and/or members of the Ledbetter Group; or (ii) any change in the composition of the Board as the result of any actions taken at a special election meeting of the stockholders of the Company pursuant to Section 2.3(c) of the Bylaws of the Company.

(c) “Disability” means Employee is unable to perform substantially all of his duties as an employee of the Company for a continuous period of 180 days, by reason of physical or mental illness or accident, in the Company’s reasonable judgment.

(d)  “Good Reason” means the occurrence of any of the following events (except for the occurrence of such an event in connection with the termination of Employee by the Company for Cause), which is not cured by the Company, following thirty (30) days advance written notice by Employee:  (i) a material diminution by the Company of Employee’s Base Salary, except (A) with the prior written approval of Employee, or (B) as part of across-the-board salary cuts affecting all Senior Vice Presidents and above, as approved by the Board; (ii) a material diminution in Employee’s authority, duties, or responsibilities, except with the prior written approval of Employee; and/or (iii) the Company's requiring Employee to be based anywhere other than within 50 miles of Employee's office location as of the Effective Date, except for requirements of reasonably required travel on Company business.

(e)“Ledbetter Group” (individually, a “member of the Ledbetter Group”) means and includes Lonnie Ledbetter, Terry Ledbetter, their respective spouses and descendants (including adopted children) and/or entities controlled by any of such individuals, spouses or descendants (including adopted children) that are the primary beneficiaries or owners (e.g., corporation, limited liability companies, partnerships or trusts).

4.Severance Payment.  The Severance Benefit shall be payable in a single lump sum within fourteen (14) days after the Release Date (as defined herein).  Subject to the terms hereof, if Employee resigns from employment for other than Good Reason, or is discharged for Cause, dies or terminates employment on account of a Disability, then Employee shall be entitled only to the compensation earned by him as of the Termination Date, and shall not be entitled to any portion of the Severance Benefit.  In no event shall the Severance Benefit be paid if Employee's termination occurs more than seven (7) years after the Effective Date.

5.Severability.  If any provision, section, paragraph or subparagraph of this Agreement is adjudged by any court of competent jurisdiction to be void, illegal or unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of this Agreement, including any other provision, section, paragraph or subparagraph.  Each provision, section, paragraph and subparagraph of this Agreement is separable from every other provision, section, paragraph and subparagraph, and constitutes a separate and distinct covenant.

6.Waiver of Rights.  If, in one or more instances, either party fails to insist that the other party perform any of the terms of this Agreement, such failure shall not be construed as a waiver by such party of any past, present or future right granted under this Agreement, and the obligations of both Parties shall continue in full force and effect.

7.Applicability.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors, permitted assigns, heirs, executors, administrators and personal representatives.  This Agreement is personal in nature and neither Employer nor Employee shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, (i) Employer may assign or transfer this Agreement to any of its affiliates and (ii) that in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of Employer, this Agreement shall inure to the benefit of and be binding upon the successor to the Employer’s business and/or assets.

8.Notices.  Any notice or communication required or permitted hereunder shall be given in writing and shall be (a) sent by first class registered or certified United States mail, postage prepaid, (b) sent by overnight or express mail or expedited delivery service, (c) delivered by hand or (d) transmitted by facsimile, addressed to the party to receive the notice at such party’s address or facsimile number set forth on the signature page of this Agreement, or to such other address or facsimile number as hereafter shall be designated in writing by the applicable party in accordance with this Section.  Any such notice or communication shall be deemed to have been given as of the date of receipt by the addressee thereof or, if earlier, as of the date of first attempted delivery during normal business hours at the address and in the manner provided above.

9.Entire Agreement.  This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, with respect to the same, except for the Employment Agreement, and benefit, retirement, equity and incentive plans.

10.Governing Law and Exclusive Venue.  This Agreement, and the rights and obligations of the Parties, shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to the conflict of laws rules of that state. EMPLOYER AND EMPLOYEE CONSENT, STIPULATE AND AGREE THAT THE EXCLUSIVE VENUE OF ANY DISPUTE OR LITIGATION ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE TARRANT COUNTY, TEXAS AND EACH OF EMPLOYER AND EMPLOYEE HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF APPROPRIATE JURISDICTION LOCATED IN TARRANT COUNTY, TEXAS FOR SUCH PURPOSE.

11.WAIVER OF TRIAL BY JURY.  THE PARTIES EACH WAIVE THE RIGHT TO TRIAL BY JURY WITH REGARD TO ALL DISPUTES (as defined in the Employment Agreement).  The Parties acknowledge that: (a) they are waiving the right to trial by jury; (b) they have each knowingly and voluntarily entered into this waiver of trial by jury; and (c) this Agreement shall evidence the Parties’ waiver of jury trial, and consent to bench trial, for all DISPUTES.

12.Counterparts.  This Agreement may be executed in counterparts (including by facsimile or portable document format (“PDF”)), each of which shall be deemed an original and both of which together shall constitute one and the same instrument.  At the request of either Employer or Employee, the other party will confirm facsimile or PDF counterparts by signing a duplicate original document.

13.Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, whether plaintiff or defendant, shall be entitled to recover from the other party reasonable attorneys’ fees and expenses in addition to any other relief to which he or it may be entitled.

14.Modification.  No alteration or modification to any of the provisions of this Agreement shall be valid unless made in writing and signed by both Parties.

15.Confidentiality of this Agreement.  Employee agrees that the existence and terms of this Agreement shall be and remain confidential, and shall not be disclosed by Employee to any person or entity other than Employee’s spouse, attorney, accountant and/ or tax return preparer, if such persons have agreed to keep such information confidential, and except as may be required by law or judicial process.

16.General Release Condition.  Notwithstanding any provision herein to the contrary, as a condition precedent to Employee’s entitlement to the Severance Benefit, within forty-five (45) days after the Termination Date (the “Release Date”), Employee must execute and effectuate a general release agreement in a form satisfactory to the Company, including but not limited to, terms for (a) Employee’s general release of the Company and affiliates (with a broad definition of claims released); (b) confidentiality of the general release agreement and terms; (c) payment of the Severance Benefit contingent on Employee’s compliance with post-employment terms of the Employment Agreement, including but not limited to, Sections 6, 7, and 10 of the Employment Agreement; (d) continuation of Employee’s contractual obligations with the Company that are applicable post-termination; and (e) return of Company property.

17.Withholding.  The Severance Benefit, if payable, shall be reduced by all applicable income, employment or other taxes withheld by the Company from such payment.

18.Compliance with Section 280G of the Code.  If any payment, benefit or distribution of any type to or for the benefit of Employee, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or any other plan or agreement (collectively, the “Parachute Payments”) would cause Employee to be the recipient of an excess parachute payment within the meaning of Section 280G(b) of the Internal Revenue Code (the “Code”), the amount of such Parachute Payments shall be reduced so that the maximum amount of the Parachute Payments (after reduction) shall be one dollar less than the amount which would cause Employee to be the recipient of an excess parachute payment.  Any such reductions or eliminations shall occur in the following order:

(a)first, reducing or eliminating any cash payments under this Agreement (with the payments to be made furthest in the future being reduced first);

(b)then by reducing or eliminating any cash payments under any other plans or agreements (with the payments to be made furthest in the future being reduced first);

(c)then by reducing or eliminating any accelerated vesting of performance-based stock options or substantially similar awards (with the most recently granted options or awards being reduced first);

(d)then by reducing or eliminating any accelerated vesting of performance-based restricted stock awards or substantially similar awards (with the most recently granted awards being reduced first);

(e)then by reducing or eliminating any accelerated vesting of service-based stock options or substantially similar awards (with the most recently granted options or awards being reduced first);

(f)then by reducing or eliminating any accelerated vesting of service-based restricted stock awards or substantially similar awards (with the most recently granted awards being reduced first); and

(g)then by reducing or eliminating any other remaining Parachute Payments;

provided, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of the payment in manner that does not comply with Section 409A of the Code.

19.Compliance with Section 409A of the Code.  The provisions of this Section 19 shall apply solely to the extent that a payment under this Agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(a)Interpretation.  The Parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and authoritative guidance promulgated thereunder to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.  In no event whatsoever will Employer, any of its affiliates, or any of their respective directors, officers, agents, attorneys, employees, executives, shareholders, investors, members, managers, trustees, fiduciaries, representatives, principals, accountants, insurers, successors or assigns be liable for any additional tax, interest or penalties that may be imposed on Employee under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)General Suspension of Payments.  If Employee is a “specified employee,” as such term is defined within the meaning of Section 409A of the Code, any payments or benefits payable or provided as a result of Employee’s termination of employment that would otherwise be paid or provided prior to the first day of the seventh month following such termination (other than due to death) shall instead be paid or provided on the earlier of (i) the six months and one day following Employee’s termination, (ii) the date of Employee’s death, or (iii) any date that otherwise complies with Section 409A of the Code.

(c)Separation from Service.  For purposes of this Agreement, any reference to “termination” of Employee’s employment shall be interpreted consistent with the meaning of the term “separation from service” in Section 409A(a)(2)(A)(i) of the Code and no portion of the Severance Payments shall be paid to Employee prior to the date such Employee incurs a separation from service under Section 409A(a)(2)(A)(i) of the Code.

(d)Installment Payments.  For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (including without limitation Treasury Regulations Section 1.409A-2(b)(2)(iii)), all payments made under this Agreement (whether severance benefits or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment under this Agreement, if any, will at all times be considered a separate and distinct payment.

(e)General.  Notwithstanding anything to the contrary in this Agreement, it is intended that the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) (relating to short-term deferrals), 1.409A-1(b)(9)(iii) (relating to separation pay plans), or 1.409A-3(a)(4) (relating to payments made on a specified date), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  The commencement of payment or provision of any payment or benefit under this Agreement shall be deferred to the minimum extent necessary to prevent the imposition of any excise taxes or penalties on the Company or Employee.

20.UNDERSTANDING.  EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT EMPLOYEE HAS READ THIS AGREEMENT BEFORE SIGNING IT, AND THAT EMPLOYEE FULLY UNDERSTANDS ITS PURPOSES, TERMS AND PROVISIONS, WHICH EMPLOYEE EXPRESSLY ACKNOWLEDGES TO BE REASONABLE IN ALL RESPECTS.  Employee further acknowledges receipt of one copy of this Agreement.

21.Definitions and Interpretation.  Initial capitalized terms not otherwise defined herein have the definitions stated in the Employment Agreement.  Interpretation of this Agreement is subject to the same terms of interpretation stated in the Employment Agreement.

22.Survival.  The obligations contained in this Agreement which by their terms are intended to survive this Agreement, shall survive cessation of employment and the termination of this Agreement.

23.NO RELIANCE.  NO PARTY IS RELYING ON ANY REPRESENTATION OR STATEMENT OF THE OTHER PARTY OUTSIDE OF THE TERMS OF THIS AGREEMENT; THE PARTIES HAVE ENTERED INTO THIS AGREEMENT BASED EACH ON THEIR OWN INDEPENDENT JUDGMENT.

THE REST OF THIS PAGE IS INTENTIONALLY BLANK.

THE SIGNATURE PAGE IS NEXT.

NOTICE:  THIS AGREEMENT CONTAINS A WAIVER OF TRIAL BY JURY.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EMPLOYER:

T.B.A. INSURANCE GROUP, LTD.

By:	SNC Financial GP, LLC, its general partner

By:	/s/ Terry L. Ledbetter
Name:	Terry L. Ledbetter
Title:	Chief Executive Officer

Address:	1900 L. Don Dodson Drive
Bedford, Texas 76021
Attn:

Facsimile: (817) 861-1051

EMPLOYEE:

/s/ Matthew A. Freeman
Matthew A. Freeman

Address:	most recent home address provided to Employer